UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

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                                DUANE READE INC.
                                ----------------
                (Name of Registrant as Specified In Its Charter)

                         -------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
          ___________
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          pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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           (4) Date Filed: _____April 22, 2004__________


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EXPLANATORY NOTE: On April 21, 2004, Duane Reade Inc. held a conference call to discuss the first quarter results for the 2004 fiscal year.

IMPORTANT INFORMATION
---------------------

           In connection with the acquisition by Oak Hill, Duane Reade and the Oak Hill entities have filed relevant materials with the Securities and Exchange Commission (the "SEC"), including a preliminary proxy statement, which was filed on March 19, 2004. The definitive proxy statement will be sent to holders of Duane Reade's common stock if and when it becomes available. Holders of Duane Reade common stock are urged to read the preliminary proxy statement on file with the SEC, the definitive proxy statement if and when it becomes available and any other relevant materials filed by Duane Reade or the Oak Hill entities because they contain, or will contain, important information. The preliminary proxy statement is available, and the definitive proxy statement will be available if and when it is filed, for free (along with any other documents and reports filed by Duane Reade with the SEC) at the SEC's website, www.sec.gov. In addition, you may obtain documents filed with the SEC by Duane Reade free of charge by requesting them in writing from Duane Reade Inc., 440 Ninth Avenue, New York, New York 10001, Attention: Corporate Secretary, or by telephone at
(212) 273-5700.

PARTICIPANT INFORMATION
-----------------------

           Duane Reade Shareholders, LLC, Duane Reade Holdings, Inc. and Duane Reade Acquisition Corp. were formed as the acquiring entities at the direction of the equity sponsors, which currently include Oak Hill Capital Partners, L.P., Oak Hill Capital Management Partners, L.P. and certain members of Duane Reade's management. Andrew J. Nathanson and Tyler J. Wolfram are the initial directors of each newly formed Delaware corporation. These entities and their directors and officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. As of the date of this communication, Mr. Nathanson has an indirect interest (through his participation in an investment partnership) of less than 1% in the outstanding shares of the common stock of Duane Reade and none of the other foregoing participants has any direct or indirect interest, by security holdings or otherwise, in Duane Reade.

           Duane Reade and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Certain information regarding the participants and their interest in the solicitation is set forth in the proxy statement for Duane Reade's 2003 annual meeting of stockholders filed with the SEC on April 10, 2003 and the Form 4s filed by Duane Reade's directors and executive officers since April 10, 2003. Stockholders may obtain additional information regarding the interests of such participants by reading the preliminary proxy statement and the definitive proxy statement, if and when it becomes available.

Except for historical information contained herein and statements relating to the acquisition of the Company by Oak Hill, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, this document may contain statements, estimates or projections relating to, among other things, the acquisition of the Company by Oak Hill that constitute "forward-looking" statements as defined under U.S. federal securities laws. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the drugstore industry in general and in the Company's specific market area, inflation, changes in costs of goods and services and economic conditions in general and in the Company's specific market area. Those and other risks are more fully described in Duane Reade's reports filed with the SEC from time to time, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.



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TRANSCRIPT OF APRIL 21, 2004 CONFERENCE CALL

P R E S E N T A T I O N

OPERATOR
Good morning ladies and gentlemen and welcome to the Duane Reade Inc. first quarter conference call. [Operator Instructions] Finally, any reproduction of this call in whole or in part is not permitted without prior express written or authorization of Duane Reade. And, as a reminder, ladies and gentlemen, this conference is being recorded. I would now like to introduce your host for today's conference, Ms. Cara O'Brien of Financial Dynamics. Please go ahead ma'am.

CARA O'BRIEN - Financial Dynamics
Thank you Operator. Good morning everyone and thank you for joining this discussion of Duane Reade's first quarter results. By now you should have received a copy of the press release, but if you have not, please call our offices at 212-850-5600 and we will send one out to you immediately.

Before introducing Duane Reade's management team, I'd like to read the Safe Harbor language. Any statement in today's press release or this conference call that may be considered as forward-looking is subject to risks and uncertainties that could cause actual results to differ materially. Actual results may differ from such forward-looking statements due to the factors discussed in Duane Reade's forms filed with the SEC, which the Company urges investors to consider. Please note that any forward-looking statements used in this call should not be relied upon as current after today's date.

I would now like to introduce Tony Cuti, Chairman of the Board and CEO, and John Henry, Senior Vice President and CFO. Tony and John will make some opening comments about the quarter and then they will take your questions. Tony, please go ahead.

TONY CUTI - Duane Reade - Chairman & CEO
Thank you Cara and good morning everyone. Our first quarter report is out, and I will give you a brief overview of the quarter, proceed with John Henry's financial review and again, leave most of the discussion for the Q&A period.

First quarter sales continued in the trend of previous quarters in many ways. More specifically, front-end sales were sluggish and pharmacy sales are still reflective of an overall industry downturn in the pharmacy sector. Nevertheless, one can see a basis to read some improvement the first quarter front-end figures if one discounts the adverse effects of tobacco and weather on the first quarter. Taking these issues into account one might conclude our front-end sales are flat to slightly positive in the first quarter; not sterling, but nevertheless it's a slight improvement over the '03 trend. Pharmacy sales performance continues to indicate that the uninsured, unemployed are not refilling at the same rates as they were when insured. Additionally, we believe that some mandatory mail-order plans, as well as reimportation opportunities, are moving customers away from their local pharmacy.

The Company has made large strides to improve its expenses in view of these sales weaknesses, and I'm pleased with the Company's ability to manage margins and minimize the impact of the lost sales volume. The Company continues to leverage its pharmacy expenses and its shortage in pharmacists through more active use of its central fill facilities and more recently with the introduction of its remote interactive kiosks. The Company has also made significant improvements in shrink control, which have begun to show noteworthy improvement in the last few quarters, and which we believe will continue to support margin improvement throughout the year.

The Company's real estate program, though contained to a 17 store objective this year, has been very productive and continues to be successful at acquiring the more premier and attractive retail locations in the metro New York area. Additionally, some these locations have been used to successfully reposition older Duane Reade stores to make them more productive and grab more market share of their respective areas. We are also taking advantage of a number of independent pharmacy fill buys in order to bolster our pharmacy business and help close the gap that is occurring right now in pharmacy.


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With regard to the previously announced transaction with Oak Hill, we remain on track with a target closing date of June this year. I'm going to refrain from other comments, as I said, and ask John to take you through the financial statistics, and then I will be available for Q&A.

JOHN HENRY - Duane Reade - SVP & CFO
Net income for the first quarter ended March 27th, excluding pre-tax transaction costs of 1.1 million incurred in connection with the planned acquisition by Oak Hill and pre-tax labor contingency expenses of 1.1 million attributable to the previously announced NLRB administrative law judge recommendation, was 2.7 million or 11 cents per diluted share. The previous year's first quarter net income including a pre-tax charge of 0.1 million representing the early retirement premium on the redemption of higher cost debt was 3.1 million or 13 cents per diluted share. For the current year's first quarter net income, including the transaction and labor contingency costs I just described, it amounted to 1.4 million or 6 cents per diluted share.

Sales for the quarter amounted to 349.6 million. That represents an increase of
4.8 percent over the first quarter last year. Pharmacy sales were up 10.2 percent and represented 45.3 percent of total sales. Same-store sales increased
1.6 percent with pharmacy same-store sales increasing 6.6 percent and front-end same-store sales declining by 2.3 percent. As Tony mentioned, the same-store decline on the front-end was impacted to declines -- weather factors and a number of other things, among which was the decline of tobacco sales in New York City. Excluding the tobacco sales decline, the same-store front-end decline would have been 0.6 percent. Third party prescription sales as a percentage of pharmacy sales in the first quarter was 92 percent. Last year it was 91.1 and in the fourth quarter it was 91.7.

At the end of the quarter we operated 243 stores, including 3 stores we've opened from the beginning of the year, reduced by 1 store which was closed during the quarter.

Gross margin for the quarter was 21.7 percent, and that compares to 21 percent in the prior year. The increase was primarily attributable to higher front-end selling margins and reduced shrink losses that more than offset increased proportion of lower margin pharmacy sales. The higher selling margins were partially due to lower holiday clearance markdowns than experienced in the previous year and an earlier Easter holiday this year.

Selling, general and administrative expenses as a percent of sales amounted to
16.8 percent compared to 16.1 last year. The higher expense ratio is primarily attributable to continued low rates of same-store sales growth, increased litigation related expenses that were primarily associated with our efforts to recover our World Trade Center business interruption insurance claim and litigation related to certain labor issues. The quarter also saw higher promotional advertising expenses, as well as severance costs associated with certain administrative staff reductions. In addition, insurance cost increases that became effective in May of last year and increased labor costs associated with expanded store operating hours and higher pharmacist labor costs continue to adversely affect the comparison.

FIFO EBITDA for the quarter amounted to 18.8 million or 5.4 percent of sales compared to 18.6 million or 5.6 percent of sales last year. The current year's first quarter EBITDA included about 900,000 in additional litigation and severance related costs, and excluding these costs the current year's FIFO EBITDA would have been 19.7 million or 5.6 percent of sales.

Turning to the balance sheet, total working capital at the end of March was
224.3 million compared to 227.6 million at the end of December and 205.2 million at the end of March last year. The previous year's first quarter working capital was lower than normal by approximately 21.6 million attributable to the revolver and Term A loans being classified as current liabilities prior to being refinanced. Excluding the current portion of the revolver and term loans in the previous year, working capital actually declined by about 2.5 million from the first quarter of last year. The decline in working capital is attributable to reduced inventory purchases in the current year's first quarter.


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Cash flow from operating activities for the quarter amounted to 12.2 million or
3.5 percent of first quarter sales compared to 3.7 million or 1.1 percent of sales in the first quarter last year. The improvement in cash flow from operating activities is largely due to our reduction in purchases.

Total debt at the end of the quarter was 277.9 million. It was an increase of 5 million from the end of December, attributable to about 17.1 million of investment spending during the quarter. Investment spending included about 7.8 million of capital expenditures in support of new store growth, store relocations, renovations and technology upgrades.

That really concludes the financial update, and I am just going to turn it back over for question-and-answer.

TONY CUTI - Duane Reade - Chairman & CEO
Operator, can you go to Q&A please?


Q U E S T I O N S  A N D  A N S W E R S

OPERATOR
[Operator Instructions]  John Heinbockel, Goldman Sachs.

JOHN HEINBOCKEL - Goldman Sachs - Analyst
If you look at the operating performance in the quarter -- flat EBITDA with the litigation -- and your reference in the press release about some encouraging signs, do you think we've seen a bottom in profitability, at least EBITDA dollars as opposed to maybe margin? Or is that still unclear?

TONY CUTI - Duane Reade - Chairman & CEO
I think it's tough to look out with certainty, but we feel that certainly first quarter EBITDA is going to be the lowest quarter of the year and we're encouraged by a lot of the issues that we've got our arms around like shrink control, like margin. I think we were chasing margin last year and I think we've got margin under control. We've got shrink now better than we have anticipated it. And I think we're also moving more productively in the pharmacy sector to bolster our sales shortfall.

I think the front-end question still remains open as how is that sales trend going to play out for the rest of the year. But as I indicated in my opening that if you discount the back on weather, which discounting weather is always a tricky thing but we try to look at it as objectively as one can, and if you do that you do see an improvement in front-end trends third, fourth to first quarter, and therefore we are hopeful that the front-end performance as we go out will not be as dour as it was in the first quarter and that will also help the profit profile. So everything seems to be moving in a direction where, yes, I would indicate the first quarter EBITDA for the year is a low point for us right now.

JOHN HEINBOCKEL - Goldman Sachs - Analyst
What was the adverse impact profit-wise of the drop off in tobacco sales? I imagine it was less -- more hit your sales line more than your profit line.

TONY CUTI - Duane Reade - Chairman & CEO
It's not a heavy profit issue. It's a low margin product. In an explanation of sales it does explain the sales drop. I would say tobacco does hit you, but it's probably -- John, was it 10 percent or something on the margin line?

JOHN HENRY - Duane Reade - SVP & CFO
It was probably about 12 percent on the margin line.

TONY CUTI - Duane Reade - Chairman & CEO
So it's a very low margin line and it's not a big hit on the margin line. Although, you know, considering the dollars you're losing, it's still a number. The real issue here when we talk about taking tobacco out of the figure is just so that we can understand where our baseline business is moving. And I would tell you that the baseline front-end business is improving. It is not


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
improving strongly -- I don't want to give anyone the impression that we're back to a vibrant economy yet -- but it is certainly moving in a trend that is positive. And I would think that that's why -- that combined with the fact that we think we have our arms around a lot of the expense control issues and margin achievement issues that haunted us in '03 -- I think that makes for much more productive upcoming quarters.

JOHN HEINBOCKEL - Goldman Sachs - Analyst
Finally, if you would get where EBITDA margin is today and you look out three or four years to some type of a significant recovery -- a couple of hundred basis points -- where is that going to come from primarily? Is it going to be gross going up recovering or is it going to be all in the expense line?

TONY CUTI - Duane Reade - Chairman & CEO
You start going out three or four years, John, it is tricky. I think the go forward plan we've discussed with our partners coming into this deal in June, we're trying to move the business from the sixes, which is where we are running now in EBITDA as a percent of sales, up toward eight. But the issue becomes how do we achieve that. And I think the best way to achieve that for this business is a manifold way. There is no silver bullet here. It is first and foremost working to continue to shore up a very rapidly changing pharmacy scene so we can maximize margin on pharmacy dollars that are constantly being challenged on the margin line by other outlets like mail-order and aggressive third party insurers.

On the front-end side we're moving very, very efficiently toward a wider array of offerings in the front end. We're looking into coffee kiosks, we're looking into a lot of financial service products and we're also looking into a broader array of health and beauty aides and health aides at the pharmacy OTC counter. And in combination we want to bring a better offering in the existing brick-and-mortar. The more we can offer the existing brick-and-mortar, the better the return, the better the EBITDA trend.

So we believe that the formula to get there is manifold and we do believe it's achievable. So I say if I look out over the period you asked me to look out to, I would be hopeful that we could return the business to the eights as a percent to sales.

JOHN HEINBOCKEL - Goldman Sachs - Analyst
Thanks.

OPERATOR
[Operator Instructions] Gentlemen, there are no further questions. Please continue with any closing comments.

TONY CUTI - Duane Reade - Chairman & CEO
Thank you very much, and I would just remind you that John Henry, our Chief Financial Officer, has been fielding any interested parties' questions, and he is available with contact directly to our offices. I want to take this opportunity to thank our shareholders who are on this phone call for their patience and understanding with regard to all of the events of the last few months and the assistance we've been receiving and the support we've been receiving toward the consummation of this transaction. Thank you and good day.

OPERATOR
Ladies and gentlemen, that does conclude our conference call for today. You may all disconnect and thank you for participating.


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